EXHIBIT 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and UAW Reach Competitive New Labor Accord For Butler Works

MIDDLETOWN, OH, July 21, 2006 — AK Steel (NYSE: AKS) said that members of the United Auto Workers (UAW), Local 3303, have ratified a new six-year labor agreement covering about 1,400 hourly production and maintenance employees at the company’s Butler (PA) Works. AK Steel said UAW officials informed the company today that the new contract had passed by a significant majority. The new agreement takes effect October 1 and runs through September 30, 2012.

“This new labor contract will serve our customers, our company and Butler Works employees well,” said James L. Wainscott, chairman, president and CEO of AK Steel. “I commend the bargaining teams for the UAW and AK Steel for their diligence in forging this competitive new agreement more than two months prior to the expiration of the existing contract.”

AK Steel and UAW bargaining teams agreed to begin early talks on June 20, and they reached a tentative agreement on July 14 after 20 bargaining sessions totaling about 30 hours of face-to-face meetings.

AK Steel said the new Butler Works contract includes, among numerous other provisions:

•	A lock and freeze of the traditional defined-benefit pension plan, replaced by a per-hour defined company contribution to individual 401(k) accounts

•	Reduction to 7 job classes from 300, workforce restructuring

•	Elimination of minimum base workforce guarantee

•	Active employee health care cost sharing

•	Current and future retiree health care cost sharing

•	Competitive wage increases

AK Steel’s Butler Works produces electrical, stainless and carbon sheet steel products. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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